Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

    We hereby consent to the use of our report dated February 27, 2008, relating to the financial statements of Arno Therapeutics, Inc. as of December 31, 2007 and 2006, and for the years then ended, and for the period from August 1, 2005 (inception) through December 31, 2007, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, in this Registration Statement on Form S-1/A (File No. 333-152660) for the registration of 10,562,921 shares of common stock.  We also hereby consent to the reference of our Firm under the heading “Experts” in such Registration Statement.

/s/ Hays & Company, LLP

New York, New York
October 1, 2008